Exhibit 10.4

LAND PURCHASE AND SALE AGREEMENT

This Land Purchase and Sale Agreement is made on September 2, 2015 at Bangkok, Thailand.

BETWEEN

1.	HEMARAJ LAND AND DEVELOPMENT PUBLIC COMPANY LIMITED, a limited company registered and existing under the laws of Thailand whose registered office is at 18th Floor, UM Tower, 9 Ramkamhaeng Road, Suanluang, Bangkok 10250, Thailand represented by Mr. Somyos Anantaprayoon, Mrs. Jareeporn Anantaprayoon and Mr. David R. Nardone, the authorized directors (the “Seller”); of the one part, and

2.	FABRINET COMPANY LIMITED, a limited company registered and existing under the laws of Thailand whose registered office is at 5/6 Moo 6, Soi Khunpra, Phaholyothin Road, Klongnueng, Klongluang, Pathumthanee 12120 Thailand represented by Mr. Toh Seng Ng, the authorized director (the “Buyer”); of the other part.

WHEREAS the Seller is the owner of several plots of land in the Hemaraj Eastern Seaboard Industrial Estate 2, located in Tambon Tasith, Amphur Pluakdaeng, Rayong province and Tambon Khao Kan Song, Amphur Sriracha, Chonburi province, Thailand (the “Industrial Estate”) and has obtained a permission from the Industrial Estate Authority of Thailand (“IEAT”) as has been announced by IEAT and published in the Government Gazette to carry on a project in respect of the allotment and sale of such land.

AND WHEREAS, the Buyer wishes to purchase a certain parcel (s) of land in the Industrial Estate from the Seller in accordance with the provisions of this Agreement and the Seller wishes to sell such land to the Buyer in accordance with the terms and conditions under this Agreement

NOW THEREFORE the Buyer and the Seller hereby agree to make this Agreement subject to the following terms and conditions:

1.	SALE AND PURCHASE OF THE LAND UNIT

The Seller agrees to sell and the Buyer agrees to purchase land plot No (s) H.1 in the General Industrial Zone (as marked on the plan attached hereto in Schedule 1) having an approximate total area of 120.04 Rai (the “Land’’) on the Title Deed(s) No 17399 and 50052 attached hereto in Schedule 2 (the “Title Deed”).

2.	PURCHASE PRICE

2.1	The Purchase Price for the Land shall be the total sum of Baht 426,142,000 (Four Hundred Twenty Six Million One Hundred and Forty-two Thousand Baht) (the “Purchase Price”) representing a price of Baht 3,550,000 (Three Million Fifty-five Hundred Thousand Baht) per Rai. It is agreed that the Purchase Price shall be adjusted on the date of the title transfer at the Land Department (the “Title Transfer Date”) only if the total area of the Land as subsequently registered or transferred is more or less than the approximate area specified in Clause 1. In such event, the Purchase Price shall be proportionately increased or decreased in accordance with the increase or decrease of the area of the Land which is more or less than the area specified in Clause 1 based on the amount of the Purchase Price per Rai referenced herein.

2.2	The Purchase Price shall be paid in the following specified installments by wire transfers or cheques which shall be delivered to the Seller on or before the date specified below:

(i)	Baht 85,228,400 (Eighty-five Million Two Hundred Twenty- Eight Thousand and Four Hundred Baht) representing 20% (twenty percent) of the Purchase Price on September 3, 2015.

(ii)	Baht 340,913,600 (Three Hundred Forty Million Nine Hundred Thirteen Thousand and Six Hundred Baht) representing 80% (eighty percent) of the Purchase Price being the final installment payable on or prior to the Title Transfer Date which is estimated to be on December 22, 2015 or any other date as the Parties may mutually agree on in writing, and subject to 15 (fifteen) days advance notice from the Seller.

2.3	Except for the final installment, which the payment shall be made by a bank’s cashier cheque on the Title Transfer Date, the Buyer hereby agrees to pay the first installment of the Purchase Price at the Seller’s office or to Bank Account designated by the Seller, provided that if the Buyer wishes to pay by cheque or other negotiable instrument, the payment concerned shall be valid hereunder only when the cheque or negotiable instrument has been cleared.

2.4	All payments in respect of the Purchase Price shall be made in favor of the Seller.

2.5	The Seller will issue a receipt to the Buyer for each amount paid upon the receipt of each payment made by the Buyer.

3.	COMPLETION

Completion of the transfer of ownership of the Land shall also be conditional upon the obtaining by the Buyer of the permit IEAT Form 01/2 (the “Permit”) from IEAT in respect of the utilization of the Land and shall take place after the date on which the Buyer shall have obtained the Permit and the permission of IEAT Form 15 SO (if applicable) in respect of holding of the Land Title to allow the transfer of the Land Title at the Ministry of Interior’s Land Department.

4.	DELIVERY AND TRANSFER OF THE LAND

4.1	Provided that the Buyer pays all moneys then due in respect of the purchase of the Land, the Buyer and the Seller shall register the transfer of the Land ownership to the Buyer. The Buyer and the Seller hereby agree that subject to the giving of the notice and payment of such moneys by the Buyer, the Buyer and the Seller shall do all acts necessary to register such transfer of ownership.

4.2	In the event that the Buyer fails to take a transfer of the Land ownership on the Title Transfer Date, then the Buyer shall be in default under this Agreement, and the Seller shall be entitled to claim penalty from the Buyer at the rate of 1.5% (one point five percent) per month on the final installment required to be paid on the Title Transfer Date (calculated from that date in case the transfer of the Land has occurred) without prejudice to the rights of the Seller to claim forfeit of the first payment made by the Buyer hereunder and to terminate this Agreement.

5.	FEES, EXPENSES AND STAMP DUTY

The Seller shall be solely responsible for all official costs, expenses, taxes, including but not limited to withholding tax and specific business tax, transfer fees, brokerage fee, and stamp duties in relation to registration of the transfer of the Land ownership to the Buyer.

6.	REGULATIONS OF IEAT

6.1	The Buyer shall be entitled to enjoy the use of utilities and facilities (e.g; road, electricity, water and waste water treatment system as provided in the Industrial Estate), subject to the rules and regulations imposed by the IEAT and the Seller, as defined further in Schedule 4, (which shall be reasonable and not contrary to IEAT rules and regulations) upon the transfer of the Land ownership hereunder or upon the month that the Buyer starts construction on the Land, which ever event occurs first, upon the payment of management and maintenance fees by the Buyer to the Seller.

6.2	The Buyer agrees strictly to abide by and comply with the rules, regulations, notices, demands and instructions from time to time imposed by IEAT and the Seller (which shall be reasonable and not contrary to IEAT rules and regulations) irrespective of the transfer of the Land, and the Buyer hereby further agrees to be responsible for a fair proportion of the management and maintenance fees to be determined by the Seller (which shall be reasonable and not contrary to IEAT rules and regulations) and at a rate not exceeding the maximum rate as specified by IEAT of all cost and expense, overhead and profit incurred in the management and maintenance of the provisions of utilities and facilities and other necessary insurance cover maintenance and upkeep of the common areas, common structure and other facilities including, inter alia, any parking lot, plant machinery and equipment operation, security, landscaping, cleaning, and other things provided for the common benefit of the land owners in the Industrial Estate in such amount and proportion or such matters as may be required or imposed uniformly by the Seller (which shall be reasonable and not contrary to IEAT rules and regulations).

7.	COVENANTS AND AGREEMENTS

7.1	The Buyer shall at all times, irrespective of the transfer of the Land ownership, use the Land only for its intended purpose to establish and operate a manufacturing plant, office, warehouse, and for the purpose approved by IEAT and shall not use or permit to be used the same for any other purpose or for any illegal or immoral purpose or so as to create or cause any damage nuisance or annoyance to other land owners in the Industrial Estate, and the Buyer shall not join any land outside the Industrial Estate with the Land, or purchase or construct any building, factory or any other structure adjacent and contiguous to the Land, or use any infrastructure, including power, water, roads or other facilities provided by the Seller for the benefit of any land or utility which is not in the Industrial Estate.

7.2	The Buyer shall not permit any act or carry out any construction (including alteration) of any building factory or any structure on or under the Land without having first obtained a written approval from IEAT or other relevant government authority.

7.3	The IEAT reserves all rights as it deems appropriate to require certain types of factory or business operation to be located in a specific area in the Industrial Estate. In the event that IEAT requires the Buyer to change its location from the Land to a more appropriate area in the Industrial Estate prior to the issuance of IEAT Form 01/2 or permission of Land Allocation for Manufacturing, the Seller shall so far as permissible arrange for the Buyer a new plot of land in such specific area of the industrial estate and the Buyer has the right to cancel or terminate this Agreement without fault or to accept such new plot of land which shall replace the Land specified in Clause 1.

7.4	The Buyer agrees to allow the Seller to cooperate on behalf of the Buyer and to submit the applications prepared by the Buyer for all IEAT permissions and for the supply of electricity, telephone and communication systems to the authorities concerned in addition to any utilities provided by the Seller. In the event that the Buyer requests excess utilities from the Seller or the authority at a quantity above that defined in Schedule 3 Utilities, the Buyer will reach an agreement mutually with the Seller to compensate the Seller for the provision of such higher usage provided that the higher usage can be accommodated by the Seller.

7.5	The Buyer agrees to abide and comply with the air emission, waste water discharge and environmental standards as required by the laws, and regulations imposed by IEAT, Office of Natural Resources and Environmental Policy and Planning (“ONEP”) or reasonably by the Seller in compliance and the Seller’s ISO 14001 or subsequent environmental certification and compliance with the Industrial Estate’s ONEP approval and compliance and to further cooperate and comply with required testing, audits, or reasonable steps of environmental mitigation, with the cost of such to be responsible by the Buyer. The Seller reserves its right to stop utilities service, without notice, to the Buyer in the event that the Buyer doesn’t abide and comply with the environmental standards as required by the laws and related authorities.

7.6	The Buyer shall notify the Seller in writing within 10 (ten) days following the obtaining of the Permits from IEAT.

7.7	The Seller shall be responsible for payment of the land tax imposed upon the Land up to the date of registration of the transfer of the Land ownership to the Buyer.

7.8	After the date hereof, the Seller agrees that the Buyer and its authorized persons may have access to the Land for the purposes of inspection and of conducting soil tests and soil survey on the Land. The Buyer and its authorized persons shall be permitted to enter the Land for the purpose of construction and operation of a warehouse, factory building, structure or improvement, including soil survey, sampling inspection and other preliminary work, subject to IEAT’s and the Seller’s rules and regulations and further subject to entering into a Contract Agreement for Construction Criteria with the Contractor, the Buyer, and the Seller in a format attached as Schedule 5.

7.9	The Seller agrees to cooperate reasonably and use its best effort to execute all necessary documents to enable and assist the Buyer to obtain the Permits from IEAT.

7.10	The Seller shall complete all actions necessary for the transfer of the Land ownership including issuance of a new title deed and registration of the transfer of the Land ownership to the Buyer on the date stipulated in Clauses 2.2.

7.11	The Seller agrees that after the transfer of the Land ownership, the Buyer shall enjoy uninterrupted access to and use of the Land, buildings, structures, and other improvements erected thereon, subject to the IEAT’s and the Seller’s rules and regulations and the applicable provisions contained herein.

7.12	The Buyer shall not permit any act or carry out any construction of any land access or utility connection interface or usage of same to, on, under, or over the Land to the Seller’s area or Industrial Estate road and utility area (as typical section depicted in Schedule 1) without the Seller’s prior written approval, which shall not be unreasonably withheld, and including the approval of any required government authorities (if any). The Seller further retains approval in relation to any road or driveway access or connections and utility connections to the Land, including storm drainage, telephone, electricity, water supply distribution, waste water collection, garbage storage or disposal, and perimeter construction of the fence and recessed driveway entrance(s) as referenced in Schedule 6 (all with the cost to be responsible by the Buyer) to the Seller’s approved specification in relation to all boundaries at or on the perimeter of the Land, or any structures, slope protection, signage or landscaping at or on the fence or outside of the perimeter fence area of the Land, in order for the Seller to protect and safeguard the integrity of the Industrial Estate.

7.13	The Buyer must complete the construction of the perimeter fence as referenced in Schedule 6 to the Seller’s specifications along the entire Land boundary within 3 (three) years of this Agreement date. Upon the transfer of the Land ownership to the Buyer or upon commencement of construction on the Land, whichever occurs first, the Buyer must further ensure that the finished Land surface and slope protection are maintained in a proper manner in order to prevent soil erosion, fire and hazards from unkempt grassing, or drainage damage to surrounding areas.

7.14	In the event that the Seller provides treated waste water to the Buyer, at a price not exceeding 75% (seventy-five percent) of the treated water charge, which conforms with environmental and safety standards, the. Buyer will use such water for general landscaping requirements in order to conserve water usage and waste water discharge within the Industrial Estate.

7.15	In accordance with IEAT rules and regulations, the Buyer shall use the Seller or the Seller affiliated company’s services for the collection and disposal of non-toxic solid waste and to pay the service charge to the Seller or the Seller affiliated company, as applicable, according to the rate fixed by the Seller as may be reasonably modified from time to time. The Seller further agrees that in case that the services provided by the Seller or the Seller affiliated or third party company for the collection and disposal of non-toxic solid waste hereunder does not meet the Buyer’s requirements or satisfaction of the prices offered for the service is higher than offered by other suppliers, each determined in Buyer’s sole discretion, the Buyer shall have the right to use services provided by a third party.

7.16	The Buyer and its employees and agents, shall not park, store or obstruct the Industrial Estate roads, shoulders and common areas with vehicles and trucks, equipment, or goods. Outside of its Land, the Buyer will only park vehicles in areas designated by the Seller, if any, and upon payment of applicable fees for such.

7.17	The Buyer will provide the Seller annually with an estimated three-year rolling forecast of utility usage and employment requirements, to be used for planning purposes by the Seller only, in a reasonable format as provided by the Seller.

7.18	The Buyer agrees not to alter the Seller’s design grading of the Land within 3 (three) meters of any plot boundary without the permission of the Seller in order to safeguard grading erosion and drainage of neighboring plots.

7.19	The Buyer agrees that any logo and signage will be on the face of the building area architecturally proportionate (and not more than 20% (twenty percent) of the face area) and or also on the fence area adjacent to the entrance, unless approved by the Seller. The Buyer will not construct signage on posts or elevated in the Land, unless approved by the Seller.

7.20	The Buyer, if the Land is located on a four lane road, will set back the building structure (excluding guardhouses) 12 (twelve) meters from the Land boundary unless the size of the area precludes this, as reasonably approved by the Seller.

7.21	The Seller is in the process of subdivision of land and the issuance of a new title deed in respect of the Land, which is expected to be completed by December 22, 2015 or such later date as the Seller shall notify to the Buyer, provided that such date so deferred or advanced shall not be more than 3 (three) months therefrom, unless mutually agreed by both Parties. In case the process cannot be completed within the extended period due to the difficulty, force majeure, unexpected circumstance or event which is for the public interest or under order (s) from the ONEP, the Land Department or other relevant authority (ies), Parties shall mutually agree to extend for another reasonable period.

7.22	The Buyer agrees to accept and take the transfer of the Land if the total area of the Land as subsequently registered, or as required by IEAT to be increased or reduced for whatever reason. IEAT deems appropriate is not more than 5% (five percent) of the approximate area specified in Clause 1 and subject to the adjustment of the Purchase Price in accordance with Clause 2.1.

7.23	The Buyer, at its own cost, shall conduct whatever means of side slope protection on the Land so as to protect soil erosion causing damage to property of the adjacent land. Such protection shall be completed within 3 (three) months after the Land hand-over date or the commence date of the construction of its factory, whichever comes first.

7.24	To the extent the Seller needs to provide additional utility services on the right of way in the Industrial Estate excluding the Land area of the Buyer and its access and uninterrupted utility service for the benefit of the Buyer and the other industrial operators in the Industrial Estate, the Buyer agrees to give unconditional consent to the Seller for taking any juristic acts for the use on the right of way of the Industrial Estate.

7.25	The Buyer, or any successor, is specifically prohibited from the use of an excess allotment of air emission, water, waste water or its characteristics in excess of the Seller’s allocated volume or specifications for the Land, without the written authorization of the Seller. The Buyer, or any successor, shall comply with the Environmental Impact Assessment (“EIA”) of the Seller, the rules and regulations of IEAT and other relevant environmental laws of Thailand on the air emission volume quota and standard; Nitrogen Oxide (“NOx”), Sulfur Dioxide (“SO2”), Total Suspended Particulate (“TSP”) and the volume and specifications allocated and permitted by the Seller for the Land, including water and wastewater quota and standard.

7.26	The Buyer, or any successor, is specifically prohibited from the construction and use of any power plant in its Land, that uses fossil fuel including but not limited to biomass, coal, natural gas, liquid petroleum gas (LPG), liquefied natural gas (LNG), biofuel, waste fuel, pulp, wood chip, diesel, incineration, bunker or heavy oil, alcohol, garbage or refuse, solvent, chemical, or gasification or that connects to the power distribution grid or has air emissions of NOx, S02, or Total Suspended Particulate.

In addition, any power plant that distributes the electricity outside the Land including the power distribution grid; for example the solar cell, requires the written permission of the Seller.

8.	TRANSFER OF RIGHT OF PURCHASE

If the Buyer wishes to transfer all or any of its rights and obligations under this Agreement before or after the Title Transfer Date, the Buyer shall first settle all outstanding amounts (if any) due and payable to the Seller under this Agreement at the time of the assignment, then the Buyer shall notify the Seller in writing of such intention, giving details of the new buyer for an approval of the Seller who may not unreasonably withhold such approval but may make such approval subject to any condition as the Seller deems reasonably appropriate, including that the new buyer must obtain IEAT permission to use the Land, provided always that as a condition to the grant of such approval the Buyer shall pay a transfer fee of Baht 100,000 (One Hundred Thousand Baht) per each plot of Land so assigned or transferred, and shall procure that the new buyer shall enter into (at the Buyer’s or new buyer’s own cost) a new agreement with the Seller in such reasonable form as the Seller shall require.

The transfer fee stipulated in the above paragraph shall not be applied to the case where the assignees or transferees are affiliates of the Buyer and the Buyer shall have full and unrestricted rights to assign and transfer or otherwise dispose of the Land and the Building to an affiliate of the Buyer, provided that the Buyer shall notify the Seller of such transfer in writing at least 15 (fifteen) days before the date of transfer.

9.	UTILITIES, MANAGEMENT AND MAINTENANCE FEES

9.1	On the Title Transfer Date or in the month that the Buyer commences construction on the Land, whichever event occurs first, the Buyer shall pay to the Seller the monthly management and maintenance fees in the sum equal to the prevailing fee charged on a per-Rai basis as established by the Seller. Such management and maintenance fees represent the estimated expenses, overhead and profit for the management and maintenance of the common utilities and facilities and shall be subject to the adjustment from time to time at the rate not exceeding the maximum rate as specified by IEAT. The management and maintenance fees shall be payable quarterly in advance.

9.2	In the month that the Buyer commences to use utilities as provided by the Seller and/or any company assigned or designated by the Seller as described in Schedule 3, the Buyer shall pay to the Seller and/or any company assigned or designated by the Seller, the actual cost of utilities consumed by the Buyer, at published rates to be specified by the Seller and according to units of consumption recorded by the utilities meters (if any). The utilities fees shall be payable monthly within 15 (fifteen) days of invoice date.

9.3	The Seller and/or any company assigned or designated by the Seller shall be entitled, upon giving notice, to increase the amount of the utilities, management and maintenance fees as it deems appropriate provided that such rate so increased shall be the rate as charged to Other customers in the Industrial Estate, and shall not exceed the published rate as specified to IEAT by the Seller.

9.4	In case of failure to pay by the due date or delay to pay the monthly payment of such fees according to Clause 9.1 and/or 9.2, the Buyer consents the Seller to charge interest at a rate of 1.5% (one point five percent) per month from the due date until the Seller has received the payment. The Buyer concedes that the Seller and/or any company assigned or designated by the Seller reserves its right to stop utilities service, without notice, to the Buyer in the event that the Buyer fails to make such payment under this clause.

10.	TERMINATION WITH NO FAULT PRIOR TO THE TITLE TRANSFER DATE

Prior to any construction activities by the Buyer, if the Buyer is not able to obtain the Permit within 120 (one hundred and twenty) days from the date hereof (unless mutually extended by both Parties), for any reason other than a cause due to the fault of the Buyer, or the Land as subsequently registered, or required by lEAT to be increased or reduced for whatever reason IEAT deems appropriate, is more than 5% (five percent) of the area specified in Clause 1,then either party shall be entitled to terminate this Agreement by giving a written notice to the other party. In such event, the Seller shall within 30 (thirty) days from tbe date of such notice return all moneys received to the Buyer without any deduction or interest and neither party shall have any right to make any claim against the other.

In the event that the Buyer is unable to obtain BOI approval within 90 (ninety) days (unless mutually extended by both parties) from the date of signing this Agreement, prior to any construction activities by the Buyer, for any reason other than a cause due to the fault of the Buyer, at its options, is entitled to cancel this Agreement without any penalty and the Seller shall refund to the Buyer all payment received under Clause 2.2 of this Agreement within 30 (thirty) days after the receipt of the Buyer’s notice of such cancellation.

11.	DEFAULT BY THE BUYER PRIOR TO THE TITLE TRANSFER DATE

11.1	If the Buyer breaches any material term or provision of this Agreement (including any rule, regulation, notice, demand or instruction of IEAT) prior to the Title Transfer Date, and such breach remains uncured for a period of 30 (thirty) days after written notice from the Seller, then the Seller shall have the right either (i) to force the Buyer to take the transfer of the Land ownership on the Title Transfer Date to the Buyer; or (ii) to terminate the Agreement, but without prejudice to any claims made or to be made by the Seller.

11.2	In case the Seller terminates the Agreement according to 11.1 (ii), and 4.2, the Seller shall be entitled to forfeit of all sums previously paid by the Buyer and the Buyer shall be responsible for all costs, expenses, fees and taxes either to transfer (at no cost to the Seller) or remove all buildings, factories or structures constructed on or under the Land, and this Agreement shall be of no further effect but without prejudice to any claims made or to be made by the Seller to recover all actual and reasonable damages incurred by the Seller as a result of such Buyer’s breach provided that such damages as aforementioned shall in the aggregate not exceed an amount equal to 15% (fifteen percent) of the Purchase Price, and neither party shall have any right to make any claim against the other party. If the Buyer fails to transfer or remove the buildings, factories or structures constructed on or under the Land within 90 (ninety) days from the date of the notice from the Seller, the Seller shall be entitled to take possession with the right of ownership or to arrange the removal of buildings, factories or structures constructed on or under the Land with all related and reasonable costs, expenses, fees and taxes to be reimbursed by the Buyer to the Seller in accordance with the limit of remedy 15% (fifteen percent) of the Purchase Price as noted above.

12.	DEFAULT BY THE SELLER PRIOR TO THE TITLE TRANSFER DATE

Except as provided in Clause 10 or otherwise herein, if the Seller breaches any material term or provision in this Agreement due to the Seller’s default prior to the Title Transfer Date, and such breach remains uncured for a period of 30 (thirty) days after the receipt of written notice from the Buyer, then the Buyer shall have the right either (i) to force the Seller to transfer the Land ownership on the Title Transfer Date to the Buyer; or (ii) to terminate the Agreement, within 30 (thirty) days upon the Seller’s receipt of the termination letter, the Seller shall return to the Buyer all payments made by the Buyer in accordance with Clause 2.2 of this Agreement together with penalty at the rate of 1.5% (one point five percent) per month and calculated from the date received by the Seller until the date repaid to the Buyer.

In case the Buyer terminates the Agreement according to the above paragraph, the Buyer shall be entitled to recover all actual and reasonable damages incurred (inclusive of cost of removing all buildings, factories or structures constructed on or under the Land, pursuant to the next paragraph) by the Buyer as a result of such Seller’s breach and accrued interest which damages and interest shall in the aggregate not exceed an amount equal to 15% (fifteen percent) of the Purchase Price, and neither party shall have any right to make any claim against the other.

Notwithstanding the forgoing, in the event that the Buyer construct or carry out any building, factory or any construction on or under the Land, the Buyer shall remove all buildings, factories or structures constructed on or under the Land at its own cost and the Seller reimburse the Buyer all related and reasonable costs of removing all buildings, factories or structures constructed on or under the Land within 30 (thirty) days after the Buyer completed to remove all buildings, factories and structures constructed on or under the Land at the Seller’s liability up to the remedy limitation of 15% (fifteen percent) of the Purchase Price as noted above.

If the Buyer fails to transfer or remove the buildings, factories or structures constructed on or under the Land within 90 (ninety) days from the date of the notice of the Seller, the Seller shall be entitled to take the possession with the right of ownership or to arrange the removal of the buildings, factories or structures constructed on or under the Land with all related and reasonable costs, expenses, fees, and taxes to be reimbursed by the Buyer to the Seller.

13.	PROVISION OF ELECTRICITY

13.1	On the Title Transfer Date, the Buyer agrees to pay to the Seller and keep the Seller reimbursed and indemnified from any payment advanced by the Seller to the Provincial Electricity Authority in respect of the guarantee for damage to and the use of the electricity meter on the Land, if any.

13.2	In the event that the Seller or its affiliated company operates a power plant for the supply of power to the land owners in the Industrial Estate, the Buyer may at its discretion purchase the power to be provided by the Seller in accordance with terms and conditions including a price, to be set at the reasonable discretion of the Seller (but not in excess of price or inferior of reliability to that provided by the Provincial Electricity Authority as applicable). Other than from the Seller and its affiliated companies, or Provincial Electricity Authority, the Buyer shall not purchase the power from any other person unless approved by the Seller.

13.3	The Seller represents that the capacity of electricity (including all necessary transmission facilities and transmission lines) to be provided to the Land and as required by the Buyer shall be within the capacity of the existing electricity transmission facilities and lines which are already made available at the power pole locations along the road in the Industrial Estate.

14.	SELLER’S REPRESENTATIONS WITH THE BUYER

The Seller represents, warrants and covenants with the Buyer that:

14.1	The Seller is a limited company duly organized and in good standing under the laws of Thailand.

14.2	The Seller has been authorized and licensed to conduct its business of selling land in an industrial estate in Thailand according to its IEAT Joint Venture Agreement referenced on page 1 of this Agreement.

14.3	This Agreement does not violate, breach and is not in default of any of the provisions of the Seller’s Memorandum and Articles of Association.

14.4	The Seller has obtained the requisite and necessary authority and consent from its Board of Directors and its shareholders to enter into this Agreement and perform its obligations as undertaken herein in accordance with the terms hereof.

14.5	There shall be no remaining tax, charge, mortgage, and or liability relating to the Land at the time of the transfer of the Land ownership to the Buyer.

14.6	The Land is not subject to any liens, charges, claims, actions, or known or registered encumbrances except those disclosed to the Buyer if any in the title documents provided to the Buyer by the Seller hereunder.

14.7	With respect to the Land:

(i)	Hazardous Substances have not been used, generated, transported, treated, stored, released, discharged or disposed of in, onto, under or from the Land by the Seller, or, to the best of the Seller’s knowledge, by any predecessor in title or agent of the Seller or by any other person at any time.

(ii)	The Seller has not used, authorized or allowed the use of the Land (or any portion thereof), and, to the best of the Seller’s knowledge, the Land has never been used in any manner other than in full compliance with all Hazardous Substance Law.

(iii)	To the best of the Seller’s knowledge, it warrants that:

(a)	no complaint of release of a Hazardous Substance has been filed as to the Land, nor on any immediately adjacent property;

(b)	no soil or water in, under or immediately adjacent to the Land is contaminated by any Hazardous Substance; and

(c)	there are not and have never been aboveground or underground tanks or any other underground storage facilities containing Hazardous Substances located on the Land.

(iv)	“Hazardous Substance Law” means the Hazardous Substances Act 1992 and any other Environmental Law of the Kingdom of Thailand.

(v)	“Environment Law” means any national or local statute, law, or ordinance, rule, regulation, court order, judgment, decree relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the production, use, handling, transportation, treatment, storage disposal, release or discharge of Hazardous Substances.

15.	MISCELLANEOUS

15.1	This Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Thailand.

15.2	The parties agree that any dispute arising out of or in connection with this Agreement shall be submitted to the jurisdiction of the relevant courts in the Kingdom of Thailand.

15.3	Notice and communication to be sent to the other party hereunder shall be delivered to the respective registered address by hand or sent by courier or registered mail which shall be deemed to have been received by the other party on the date the mail reaches or is supposed to reach the other party. Should there be any change of address herein, the change shall be notified in writing to the other party.

15.4	This Agreement contains the entire agreement between the Seller and the Buyer, and there are no other terms, conditions, promises, understandings, statements or representations, express or implied, concerning the transaction contemplated hereunder.

15.5	Time shall be the essence of this Agreement.

15.6	If any of the provisions of this Agreement is invalid, illegal or unenforceable in any respect under any law, the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7	Schedule 1 “the Land”, Schedule 2 “The Title Deed (s)”, Schedule 3 “Utilities”, Schedule 4 “Rules And Regulations of Industrial Estate”, Schedule 5 “Memorandum of Agreement” and Schedule 6 “Standard Perforated Fences A + B, Solid Fence and Gate Entrance” attached hereto shall form an integral part of this Agreement.

IN WITNESS WHEREOF, the parties have hereto set their hands and sealed (if any) hereunder in duplicate in the presence of witnesses on the day, month and year first written above. Each party shall retain one copy.

HEMARAJ LAND AND DEVELOPMENT PUBLIC

COMPANY LIMITED

By	/s/ Somyos Anantaprayoon
Somyos Anantaprayoon
Director

By	/s/ Jareeporn Anantaprayoon
Jareeporn Anantaprayoon
Director

By	/s/ David R. Nardone
David R. Nardone
Director

/s/ Apisak Kamwan
Apisak Kamwan
Witness

FABRINET COMPANY LIMITED

By	/s/ Toh Seng Ng
Toh Seng Ng
Director

/s/ Harpal S. Gill
Harpal S. Gill
Director

/s/ Kevin Camelon
Kevin Camelon
Witness